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                                                               Exhibit (a)(1)(D)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         KLLM TRANSPORT SERVICES, INC.
                                       AT
                              $8.05 NET PER SHARE
                                       BY
                     HIGH ROAD ACQUISITION SUBSIDIARY CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          HIGH ROAD ACQUISITION CORP.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                     NEW YORK CITY TIME, ON JUNE 29, 2000,
                         UNLESS THE OFFER IS EXTENDED.


                                                                    June 2, 2000
To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     We have been appointed by High Road Acquisition Subsidiary Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of High Road Acquisition Corp., a Delaware corporation ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of KLLM Transport Services, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights ("the Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of February 13, 1997, between the Company and Harris Trust and Savings Bank, as successor Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares") at a purchase price of $8.05 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 2, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates for Shares and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which, when added to the 689,123 Shares beneficially owned by William J. Liles, III, represents at least a majority of the Shares outstanding (on a fully diluted basis) on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1.   The Offer to Purchase, dated June 2, 2000.
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     2.   The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to Harris Trust Company of New York (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     4. The Company's Solicitation/Recommendation Statement on Schedule 14D-9, which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to Harris Trust Company of New York, the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 29, 2000, UNLESS THE OFFER IS EXTENDED.

     The Board of Directors of the Company has approved the Merger Agreement (as defined below) and the transaction contemplated thereby, including the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the holders of the Shares and recommends that the holders of the Shares accept the Offer and tender to Purchaser pursuant to the Offer.

     The Offer is being made pursuant to a Plan and Agreement of Merger (the "Merger Agreement") by and among Parent, Purchaser and the Company, dated May 25, 2000. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides, following the completion of the Offer, upon the terms and subject to conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and Georgeson Shareholder Communications Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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     Inquiries you may have with respect to the Offer should be addressed to the
Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.


                                    Very truly yours,

                                    Georgeson Shareholder Services, Inc.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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